EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

NameJurisdiction of Organization

Progyny, Inc.Delaware, U.S.A

The following is a list of significant subsidiaries of Progyny, Inc.:

NameJurisdiction of Organization

Progyny Fertility Purchasing, LLCDelaware, U.S.A